EXHIBIT 10A

                    ASSET PURCHASE AGREEMENT


     This ASSET PURCHASE AGREEMENT, dated as of September 11, 2000 (this "AGREEMENT"), is made and entered into by and among BROWN & BROWN, INC., a Florida corporation ("BUYER"); RIEDMAN CORPORATION, a New York corporation ("SELLER"); and each of the shareholders of Seller listed on the signature pages hereto (each a "SHAREHOLDER" and collectively the "SHAREHOLDERS").

                           BACKGROUND

     Seller has its principal executive offices in Rochester, New York and is primarily engaged in the insurance agency business in New York and throughout the United States (the "BUSINESS"), and wishes to sell to Buyer substantially all of the Business' assets (other than cash, accounts receivable and other excluded assets described herein). Buyer desires to acquire such assets upon the terms and conditions expressed in this Agreement. The Shareholders own all of the outstanding capital stock of Seller and are entering into this Agreement to provide certain non-competition, indemnification and other assurances to Buyer as a material inducement for Buyer to enter into this transaction.

     THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                 Article 1.     The Acquisition

     SECTION 1.1. COVENANTS OF SALE AND PURCHASE. At the Closing (as defined in SECTION 2.1), and upon and subject to the terms and conditions of this Agreement, the parties mutually covenant and agree as follows:

          (a) Seller shall sell, convey and assign to Buyer all right, title and interest of Seller in and to the Acquired Assets (as defined in SECTION 1.2) free and clear of all liens, pledges, security interests, charges, restrictions or encumbrances of any nature whatsoever, except for those described in SCHEDULE 1.1(B) annexed hereto (the "PERMITTED LIENS AND ENCUMBRANCES"); and

          (b) Buyer shall purchase and accept the Acquired Assets from Seller and assume the Assigned Contracts (as defined in SECTION
1.2(C)) in exchange for the consideration described in SECTION
1.5.

     SECTION 1.2. THE ACQUIRED ASSETS. In this Agreement, the phrase "ACQUIRED ASSETS" means, subject to SECTION 1.4, all of the assets of Seller described below:

          (a) PURCHASED BOOK OF BUSINESS. All of the Business, including, but not limited to, the life, health, bond, and property and casualty insurance business (both personal

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and commercial lines) and renewals and expirations thereof, together with all written or otherwise recorded documentation, data or information relating to the Business, whether compiled by Seller or by other agents or employees of Seller, including, but not limited to: (i) lists of insurance companies and records pertaining thereto; (ii) customer lists, prospect lists, policy forms, and/or rating information, expiration dates, information on risk characteristics, information concerning insurance markets for large or unusual risks, and all other types of written or otherwise recorded information customarily used by Seller or available to Seller, including all other records of and pertaining to the accounts and customers of Seller, past and present, including, but not limited to, the active insurance customers of Seller (collectively, the "PURCHASED BOOK OF
BUSINESS"); and (iii) each of the agreements listed in SCHEDULES 1.2(C)(I) AND (II) annexed hereto.

          (b) INTANGIBLES. All intangible personal property used in connection with the Business or pertaining to the Acquired Assets, including without limitation the following:

               (i) all of Seller's Business records necessary to enable Buyer to renew the Purchased Book of Business;

               (ii) the goodwill of the Business, including the corporate name and the name "RIEDMAN INSURANCE" and all derivatives thereof, and any other fictitious names and trade names that are currently in use by Seller (except the corporate or trade name of "Riedman
Corporation," and "Vision Financial Corporation," a Delaware corporation and partly-owned subsidiary of Seller), and all telephone listings, post office boxes, mailing addresses, and advertising signs and materials; and

          (iii) all Intellectual Property (as defined below) related to the Business.

As used in this Agreement the term "INTELLECTUAL PROPERTY" means
(A) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (B) all trademarks, service marks, trade dress, logos, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (C) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (D) all mask works and all applications, registrations, and renewals in connection therewith, (E) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (F) all computer software (including data and related documentation), (G) all other proprietary rights, and (H) all copies and tangible embodiments thereof (in whatever form or medium).

          (c) ASSIGNED CONTRACTS. All of Seller's (i) acquisition agreements listed on SCHEDULE 1.2(C)(I) annexed hereto (collectively, the "ASSUMED ACQUISITION AGREEMENTS"), (ii) covenants not-to-compete listed on SCHEDULE 1.2(C)(II) annexed hereto, which Schedule lists each covenant not-to-compete and the amount of the remaining

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obligation subsequent to December 31, 2000 attributable to each such covenant not-to-compete (the "ASSUMED OPERATING EXPENSES"), (iii) non-solicitation agreements and contracts and agreements described in SECTIONS 3.8(C)(I), (II), (IV) and (XII) and listed on SCHEDULE 3.8(C), and (iv) contracts and agreements that would be required to be listed on
SCHEDULE 3.8(C) pursuant to SECTIONS 3.8(C)(I), (II), (IV) (but only with respect to capitalized lease obligations) and (XII) but for the amount of annual payments provided thereunder, which are not listed on SCHEDULE 3.8(C), PROVIDED the amount remaining due under the contract or agreement is less than $25,000 which Seller has attempted in good faith to list on SCHEDULE 1.2(C)(IV) annexed hereto (all of the contracts, agreements and instruments referred to in (I), (II), (III) and (IV) collectively, the "ASSIGNED CONTRACTS"); and

          (d) MISCELLANEOUS ITEMS. All other assets of Seller relating or pertaining to the Purchased Book of Business, including (i) computer disks, servers, software, databases (whether in the form of computer tapes or otherwise), related object and source codes, and associated manuals, and any other records or media of storage or programs for retrieval of information pertaining to the Purchased Book of Business, (ii) all supplies and materials, including promotional and advertising materials, brochures, plans, supplier lists, manuals, handbooks, and related written data and information, (iii) customer and other deposits and prepayments, and (iv) transferable approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from governments and governmental agencies to own and operate the Business and Acquired Assets.

          (e) TANGIBLE PROPERTY. All items of furniture, fixtures, computers, office equipment and other tangible property used in the Business, including but not limited to Seller's fixed asset list set forth in SCHEDULE 1.2(E) annexed hereto. To the extent that any of such items are subject to a lease identified in SCHEDULE 3.8(C), Buyer shall assume such lease and acquire all of Seller's right, if any, to acquire such property upon termination of such lease.

          (f) REAL PROPERTY. Each parcel of real property described in SCHEDULE 1.2(F) annexed hereto together with all improvements (the "IMPROVEMENTS") located thereupon (each a "PURCHASED SITE" and collectively, the "REAL PROPERTY"). Seller shall give and Buyer shall accept such title as any title insurer licensed to do business in the State of New York and reasonably acceptable to Buyer shall be willing to approve and insure in accordance with such title company's standard form of title policy at standard rates.

          (g) All of those leases, subleases, licenses and other agreements which grant third parties a right to use or occupy all or a portion of the Real Property (the "TENANT AGREEMENTS") listed in SCHEDULE 1.2(G) annexed hereto.

          (h)  Each of the following items relating to the Real
Property:

               (i) Any zoning permits and approvals, variances, building permits and such other federal, state or local governmental approvals relating to the Real Property which have been obtained or for which Seller has made application;

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               (ii) Any construction, engineering and
architectural drawings and related plans and surveys, including design drawings and specifications pertaining to the construction of the Improvements;

               (iii)     Title reports, commitments for title
insurance, ownership and encumbrance reports, title opinion letters, copies of instruments in the chain of title or any other information which may have been produced regarding title;

               (iv) Environmental assessments including Phase I and Phase II reports and any environmental reports involving contemporaneous or subsequent intrusive testing and any other information which may have been produced regarding the environmental condition of each Purchased Site or its neighboring real property; and

               (v) Any other written information regarding the due diligence investigation made by Seller or its agents, independent contractors or employees regarding the Real Property that is in Seller's control or possession.

     SECTION 1.3. ASSUMPTION OF LIABILITIES. On the Closing Date, Purchaser shall assume all of the obligations and liabilities first arising or occurring under the Assigned Contracts after the Closing Date. Except for these obligations, Buyer shall not assume or be deemed to have assumed any liability or obligation of Seller whatsoever.

SECTION 1.4. EXCLUSIONS AND EXCEPTIONS. Seller does not agree to sell or assign, and Buyer does not agree to purchase or assume, any assets, liabilities and obligations not described in
SECTION 1.2 or SECTION 1.3 of this Agreement. Without limiting the foregoing and notwithstanding anything to the contrary set forth herein, Buyer shall not purchase or assume any of the following:

          (a) Seller's real property located at 45 East Avenue, Rochester, New York (the "ROCHESTER SITE") or real property located at 50
East Avenue, Rochester, New York;

          (b) Seller's cash in hand or in banks and other readily liquid working capital as of the close of business on the Closing Date, including Seller's accounts and other receivables, money market certificates, stocks, bonds, and Seller's automobiles and other vehicles;

          (c) Seller's claims, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights or recoupment (including any such right relating to the payment of Taxes (as defined in SECTION 3.12)), except those relating to the Acquired Assets or the Business arising after the Closing;

          (d) (i) any contract, lease or other obligation that relates to the Acquired Assets or the Business and is not otherwise specifically assigned to Buyer under this Agreement (including, without limitation, any agreement (except capitalized lease obligations) described in SECTION 3.8(C)(IV)), or (ii) any contract, lease or other obligation whatsoever not relating to the Acquired Assets or the Business;

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          (e)  (i) Seller's corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporation or (ii) any of the rights of Seller under this Agreement (or under any other agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement);

          (f) any duty or liability of any type whatsoever with respect to any employee or to any pension or profit sharing plan or other employee benefit including, without limitation, those described in SECTION 3.19 hereof (except with respect to those agreements listed in SCHEDULE 1.2(C)(II)); or

          (g) (i) any liability of Seller for income, transfer, sales, use, and other Taxes, including any such Taxes (as defined in SECTION 3.12(F) hereof) arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because Seller is transferring the Acquired Assets), (ii) any liability of Seller for the unpaid
Taxes of any person or entity under United States Treasury
Regulation 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, (iii) any obligation of Seller to indemnify any person or entity (including any Shareholder) by reason of the fact that such person or entity was a director, officer, employee, or agent of Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise), (iv) any liability of Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (except as provided in SECTIONS
1.5(C)(III), 1.5(C)(IV) AND 8.6), or (v) any liability or obligation of Seller under this Agreement (or under any related agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement).

     Section 1.5.   Purchase Price.

          (a) The purchase price for the Acquired Assets (the "TOTAL PURCHASE PRICE") shall be equal to the sum of:

               (i) the product of 1.55 MULTIPLIED BY the Revenue (as defined below) derived from the operation of the Business during the twelve-month period beginning January 1, 2000 and ending on December 31, 2000, including all Revenue generated from the operation of the Recent Acquisitions (as defined below) through December 31, 2000; plus

               (ii) the product of 1.50 MULTIPLIED BY the Revenue derived from the operation of the New Acquisitions through December 31, 2000 (such Revenue, collectively with the Revenue described in SECTION
1.5(A)(I), is hereinafter described as "FY2000 REVENUE", and the sum of the products described in SECTION 1.5(A)(I) and this
SECTION 1.5(A)(II) is hereinafter referred to as the "INITIAL
GROSS PURCHASE PRICE"); PLUS

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                (iii) the product of 1.55 MULTIPLIED BY the Revenue derived from the operation of the Recent Acquisitions during the period beginning on January 1, 2001 and ending on the respective twelve-month anniversary dates for such Recent Acquisitions; PLUS

                (iv) the product of 1.50 MULTIPLIED BY the Revenue derived from the operation of the New Acquisitions during the period beginning on January 1, 2001 and ending on the respective twelve-month anniversary dates for such New Acquisitions (collectively with SECTION 1.5(A)(III), the "ADDITIONAL PURCHASE PRICE"); MINUS

                 (v) amounts representing remaining payment obligations pursuant to the Assumed Acquisition Agreements (as set forth in SCHEDULE 1.2(C)(I)) and Assumed Operating Expenses (as set forth in
SCHEDULE 1.2(C)(II)), whether owed to Seller, third parties or otherwise, discounted at a rate of 8.5% per annum; and PLUS OR
MINUS (as the case may be)

                 (vi) any Adjustments.

As used in this Agreement the term "RECENT ACQUISITIONS" means the acquisitions of certain insurance agencies by Seller located in Jamestown, New York; West Richmond, Virginia; and Denver, Colorado (two (2) offices), all as more particularly described in
SCHEDULE 1.5(A), and the term "NEW ACQUISITIONS" means all acquisitions of insurance agencies listed in SCHEDULE 1.5(A) (other than the Recent Acquisitions) and any additional acquisitions approved by Buyer pursuant to the terms of this Agreement.

As used in this Agreement, the term "REVENUE" means all commissions and fees relating to the sale and brokerage of insurance products and services. Revenue generated from any one account shall not be included more than once in any twelve-month period. Direct bill Revenue is recognized when received from the insurance carrier and agency bill Revenue is recognized on the later of the effective date of the policy installment or the date the installment is billed to the customer.

          (b) Simultaneously with the execution of this Agreement, Buyer shall deliver to Seller a check for $1,000,000 (the "ESCROW
DEPOSIT") made payable to made payable to FleetBoston Financial
Corporation d/b/a Fleet Bank, as escrow agent (the "ESCROW
AGENT"), to be held in escrow and disbursed pursuant to an escrow agreement substantially in the form of EXHIBIT A or such other form as is reasonably agreed to by the parties and the Escrow
Agent (the "ESCROW AGREEMENT"). Buyer shall be entitled to all interest earned on the Escrow Deposit upon the release of the Escrow Deposit by the Escrow Agent. The Escrow Deposit shall not constitute liquidated damages or in any way limit Seller's rights against Buyer, but such amount shall be available to satisfy any damages claims.

         (c) Subject to SECTION 1.5(D), the Total Purchase Price shall be paid to Seller in cash by wire transfer or delivery of other immediately available funds to an account designated in writing by Seller no later than two (2) business days prior to the date each such payment is to be made as follows:

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               (i)  at least ten (10) business days prior to the Closing, Seller shall deliver to Buyer a good faith written determination of the FY2000 Revenue of the Business, an amount attributable to obligations assumed by Buyer pursuant to the Assumed Acquisition
Agreements, and the Assumed Operating Expenses amount, based on Seller's most recent interim financial statements, together with reasonably detailed supporting documentation showing that such amounts were actually earned or incurred in such period, which determination shall be subject to Buyer's reasonable review and reasonable approval. Seller and Buyer shall negotiate in good faith to resolve, prior to the Closing, any disagreement with respect to the determination of FY2000 Revenue, the amount attributable to the Assumed Acquisition Agreements, or the Assumed Operating Expenses amount based on Seller's most recent interim financial statements, SCHEDULE 1.2(C)(I), and SCHEDULE
1.2(C)(II), respectively. On the Closing Date, Buyer shall pay an amount equal to ninety percent (90%) of the sum of (A) the estimated Initial Gross Purchase Price MINUS (B) the amount attributable to the Assumed Acquisition Agreements, MINUS (C) the
Assumed Operating Expenses amount, and PLUS OR MINUS (D) any
Adjustments (as defined below) through December 31, 2000, all as calculated in accordance with Seller's most recent interim financial statements (the "DOWN PAYMENT"). A portion of the Down
Payment shall be funded by the Escrow Agent's release on the Closing Date of the Escrow Deposit to Seller (excluding any interest earned on the Escrow Deposit, which shall be released simultaneously to Buyer);

               (ii) on or before April 1, 2001, Seller shall deliver to Buyer for Buyer's reasonable review and reasonable approval Seller's certified financial statements for fiscal year 2000 (the "FY2000
FINANCIAL STATEMENTS"), together with Seller's written determination of the FY2000 Revenue (the "SELLER FY2000 REVENUE
DETERMINATION") based on the FY2000 Financial Statements, which determination shall set forth in reasonable detail the basis for such determination. On or before April 23, 2001, Buyer shall notify Seller in writing (the "BUYER FY2000 REVENUE
DETERMINATION") of Buyer's determination of FY2000 Revenue based on the FY2000 Financial Statements. Buyer's determination of FY2000 Revenue shall set forth in reasonable detail the basis for such determination and shall be made in accordance with this Agreement and generally acceptable accounting principles applied on a consistent basis. Buyer shall make available to Seller all workpapers and other books and records utilized in preparing
Buyer FY2000 Revenue Determination. Seller shall notify Buyer in writing ("SELLER DISPUTE NOTICE") on or before April 27, 2001, if
Seller disagrees with Buyer FY2000 Revenue Determination, which notice shall set forth in reasonable detail the basis for such dispute and the dollar amounts involved. If no Seller Dispute
Notice is received by Buyer on or before April 27, 2001, then
Buyer FY2000 Revenue Determination shall be final and binding upon the parties. Seller and Buyer shall negotiate in good faith to resolve any disagreement with respect to any portion of the determination of FY2000 Revenue based on the FY2000 Financial
Statements;

         (iii) On May 1, 2001, Buyer shall pay Seller the sum of (A) the Initial Gross Purchase Price based on the FY2000 Financial
Statements (except for any amounts disputed by the parties) MINUS
(B) the Down Payment, PLUS OR MINUS (as the case may be) (C) any
Adjustments not otherwise reflected in the Down Payment, PLUS (D) interest from the Closing Date on the sum of clauses (A), (B) and
(C), at the same rate of interest earned on the Escrow Deposit.
With respect to any amounts of the Initial Gross Purchase Price remaining in

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dispute, the parties shall select a mutually
acceptable accounting firm with no material relationship with either party (the "INDEPENDENT ACCOUNTING FIRM") and submit their dispute to the Independent Accounting Firm. The Independent Accounting Firm shall determine the items in dispute in accordance with this Agreement, and its determination shall be conclusive and binding for all purposes of this Agreement. The fees of the Independent Accounting Firm shall be borne by the party who does not substantially prevail in the proceeding, as determined by the Independent Accounting Firm. Within five (5) business days after the Independent Accounting Firm's determination, payment made to Seller pursuant to this SECTION 1.5(C)(III) shall be adjusted and any additional amounts due to Seller shall be promptly paid by Buyer; and

          (iv) on or before February 1, 2002, Buyer shall deliver to Seller for Seller's reasonable review and reasonable approval most recent interim financial statements for Buyer for fiscal year
2001 (the "FY2001 FINANCIAL STATEMENTS"), together with Buyer's written determination of the Additional Purchase Price (the
"ADDITIONAL PURCHASE PRICE DETERMINATION") based on the FY2001
Financial Statements, which determination shall set forth in reasonable detail the basis for such determination. Buyer shall make available to Seller all workpapers and other books and records utilized in preparing the Additional Purchase Price
Determination.  Seller shall notify Buyer in writing ("SELLER
DISPUTE NOTICE") on or before February 20, 2001, if Seller disagrees with the Additional Purchase Price Determination, which notice shall set forth in reasonable detail the basis for such dispute and the dollar amounts involved. If no Seller Dispute
Notice is received by Buyer on or before February 20, 2002, then the Additional Purchase Price Determination shall be final and binding upon the parties. Seller and Buyer shall negotiate in good faith to resolve any disagreement with respect to any portion of the determination of the Additional Purchase Price based on the FY2001 Financial Statements. On February 25, 2002,
Buyer shall pay Seller the Additional Purchase Price (except for any amounts disputed by the parties). No interest shall accrue or be due on any portion of the Additional Purchase Price. With respect to any amounts of the Additional Purchase Price remaining in dispute, the parties shall submit their dispute to the Independent Accounting Firm. The Independent Accounting Firm shall determine the items in dispute in accordance with this Agreement, and its determination shall be conclusive and binding for all purposes of this Agreement. The fees of the Independent
Accounting Firm shall be borne by the party who does not substantially prevail in the proceeding, as determined by the Independent Accounting Firm. Within five (5) business days after the Independent Accounting Firm's determination, payment made to Seller pursuant to this SECTION 1.5(C)(IV) shall be adjusted and any additional amounts due to Seller shall be promptly paid by Buyer.

As used in this Agreement the term "ADJUSTMENTS" means any increase or decrease in the Total Purchase Price including, without limitation, any of the following increases: (a) fifty percent (50%) of the aggregate severance payments (MINUS fifty percent (50%) of any consequential tax savings to Seller) paid to any of Seller's corporate department employees, at each such employee's then-current rate (as set forth for each corporate department employee in SCHEDULE 1.5(C)(I)) terminated by Seller and not designated by the Closing Date to be hired by Buyer (up to a maximum of four (4) weeks' aggregate severance pay per employee at each employee's then-current rate); (b) one hundred percent (100%) of the aggregate severance payments (MINUS fifty percent (50%) of any consequential tax savings to Seller) for any of Seller's non-corporate department employees (I.E., those employees not listed as corporate

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department employees in SCHEDULE 1.5(C)(I)) terminated by Seller and not designated by the Closing Date to be hired by Buyer (up to a maximum of four (4) weeks' aggregate severance pay per employee at each employee's then-current rate); (c) one hundred percent (100%) of any other reasonable transition cost (less fifty percent (50%) of any consequential tax savings to Seller) incurred and paid by Seller at the specific written request of Buyer; and (d) all deposits and prepaid rent and other prepaid items (other than taxes and licenses) made under or pursuant to any of the Acquired
Assets. Notwithstanding the foregoing, the term "ADJUSTMENTS" shall not include the cost of any severance payments payable in conjunction with terminations of the individuals listed in
SCHEDULE 1.5(C)(II).

          (d) The Additional Purchase Price described in SECTION 1.5(C) shall be subject to reduction by Buyer to offset any obligations of Seller and the Shareholders under the indemnification provisions contained in ARTICLE 6 hereof. Satisfaction of any indemnity obligations from the Additional Purchase Price shall not operate to waive the indemnification obligations of Seller and the Shareholders contained in ARTICLE 6 for damages incurred by Buyer in excess of such amounts.

          (e) ALLOCATION OF PURCHASE PRICE. For federal and state income tax purposes, the parties agree to allocate the aggregate of the Total Purchase Price (as adjusted for imputed interest and contingent payments) among the Acquired Assets as follows: (i)
$4,000,000 shall be allocated to the tangible property listed on
SCHEDULE 1.2(E); (ii) $2,800,000 shall be allocated to the covenants of the Shareholders as set forth in the Non-Competition
Agreements referenced in SECTION 5.2 hereof, (iii) $260,000 shall be allocated to the Real Property, and (iv) the remainder of the Purchase Price shall be allocated to the Purchased Book of Business (the "ALLOCATION"). Each of Buyer and Seller shall file, in accordance with the Internal Revenue Code of 1986, as amended (the "CODE"), an Asset Acquisition Statement on Form 8594 with its federal income tax return for the tax year in which the Closing Date occurs, and shall contemporaneously provide the other party with a copy of the Form 8594 being filed. The Form
8594 shall be consistent with the Allocation. Each of Buyer and Seller also shall file any additional Forms 8594 from time to time as are required to reflect any adjustments to the Total
Purchase Price, and again shall contemporaneously provide the other party with a copy of the additional Form 8594 being filed.
The final version of each additional Form 8594 as agreed to by Buyer and Seller shall be timely filed by each of Buyer and Seller. All indemnification payments made pursuant to ARTICLE 6 hereof shall be treated as adjustments to the Total Purchase
Price.

           (f) PRORATIONS. All normal and customarily proratable items relating to the Real Property, including, without limitation, real property taxes, personal property taxes, utility bills, water charges, sewer rents, and fuel charges shall be prorated as of the Closing, Seller being charged and credited for all of the same up to such date and Buyer being charged and credited for all of the same on and after such date.

     SECTION 1.6. COMMISSIONS COLLECTED. All commissions on installments of agency bill policies with an effective date prior to January 1, 2001 (the "COMMISSION EFFECTIVE DATE") and actually billed prior to such date shall be the property of Seller and those billed or effective on or after the Commission Effective Date shall be the property of Buyer, regardless of when actually received. All commissions on direct bill policies actually

<PAGE 10>

received by Seller from insurance carriers before the Commission Effective Date (provided the Commission Effective Date for such policies is prior to the Closing Date of this Agreement) shall be the property of Seller and those actually received from insurance carriers on or after the Commission Effective Date shall be the property of Buyer, regardless of when billed by the insurance carrier. Buyer shall be entitled to all contingent commissions and/or override commissions received on or after the Commission Effective Date, regardless of when earned. All additional or return commissions as a result of audits conducted before the Closing and actually received before the Closing from insurance carriers shall be the property or the responsibility of Seller, whether credit or debit, and regardless of effective date, and those actually received after the Closing from insurance carriers shall be the property or responsibility of Buyer, whether credit or debit, and regardless of effective date.


  ARTICLE 2. CLOSING, ITEMS TO BE DELIVERED, FURTHER ASSURANCES,
                       AND EFFECTIVE DATE

     SECTION 2.1. CLOSING. The consummation of the purchase and sale of the Acquired Assets and the assumption of the obligations and liabilities provided for in SECTION 1.3 as contemplated under this Agreement (the "CLOSING") shall take place at 9 a.m., local time, on January 3, 2001 or, if later, on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than condition with respect to actions the respective parties shall take at the Closing itself) (the "CLOSING DATE"), at the offices of Holland & Knight LLP located at 400 North Ashley Drive, Suite 2300, Tampa, Florida 33602, unless another date or place is agreed to in writing by the parties hereto.

     SECTION 2.2.   CONVEYANCE AND DELIVERY BY SELLER.  At the Closing,

          (a) Seller shall surrender and deliver possession of the Acquired Assets to Buyer and take such steps as may be required to put Buyer in actual possession and operating control of the Acquired Assets, and in addition shall deliver to Buyer such bills of sale and assignments and other good and sufficient instruments and documents of conveyance, in form reasonably satisfactory to Buyer, as shall be necessary and effective to transfer and assign to, and vest in, Buyer all of Seller's right, title, and interest in and to the Acquired Assets free and clear of any lien, charge, pledge, security interest, restriction or encumbrance of any kind except for the Permitted Liens and as otherwise indicated in this Agreement.

         (b) Seller shall execute and deliver to Buyer for each Purchased Site either (i) a statutory form of bargain and sale deed with covenants against grantor's acts, containing the covenant required by Section 13 of the New York Lien Law, or an assignment and assumption of lease, properly executed in recordable form so as to convey the title required by this Agreement, and (ii) customary title affidavits, all required real property transfer tax returns and payment for all transfer taxes or filing fees.
If required by Section 909 of the New York Business Corporation
Law, Seller shall deliver to Buyer at the Closing a resolution of Seller's board of directors authorizing the sale and delivery of each deed and a certificate executed by the secretary or assistant secretary of Seller certifying as to the adoption of such resolutions and setting forth facts showing that the transfer complies with the requirements of such law. Each of the

<PAGE 11>

deeds being delivered by Seller hereunder shall also contain a recital sufficient to establish compliance with such law.

      (c) Seller shall execute and deliver to Buyer a lease for the Rochester Site in the form of EXHIBIT B attached hereto (the
"ROCHESTER LEASE"); and

      (d) Seller shall deliver to Buyer: (i) all keys to each Purchased Site and the Rochester Site, facilities, and equipment transferred to Buyer and, (ii) all security and access codes, if any, applicable to each Purchased Site and the Rochester Site, facilities, and equipment transferred to Buyer.

     SECTION 2.3. ASSUMPTION AND DELIVERY BY BUYER. On the Closing Date, Buyer shall deliver to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller no later than two (2) business days prior to the Closing, the Initial Gross Purchase Price and an assumption document in substantially the form attached hereto as EXHIBIT C
(the "ASSUMPTION AGREEMENT") assuming the liabilities described in SECTION 1.3.

    SECTION 2.4. MUTUAL PERFORMANCE. At the Closing, the parties shall also deliver to each other the agreements and other documents referred to in ARTICLE 5 hereof.

    SECTION 2.5. FURTHER ASSURANCES. From time to time after the Closing, at Buyer's request, Seller shall execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and shall take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may reasonably request in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, any of the Acquired Assets. Each of the parties hereto shall cooperate with the others and execute and deliver to the other parties such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

      SECTION 2.6. EFFECTIVE DATE. The effective date of all documents and instruments executed at the Closing shall be January 1, 2001 unless otherwise specified. Notwithstanding the foregoing, Seller shall retain the risk of loss for errors and omissions committed up until the Closing Date.


   ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER

     Seller and the Shareholders represent and warrant, jointly and severally, to Buyer as follows:

     SECTION 3.1. ORGANIZATION. Seller is a corporation organized and in good standing under the laws of the State of New York and its status is active. Seller has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted. Seller is duly qualified to do

<PAGE 12>

business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its insurance agency business requires it to be so qualified.

      SECTION 3.2. CAPITALIZATION. The Shareholders own and hold all of the outstanding shares of capital stock of Seller and there are no outstanding options or rights to acquire additional shares of capital stock of Seller.

       SECTION 3.3. AUTHORITY. Seller has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Seller and the Shareholders, including without limitation
Seller's board of directors. This Agreement has been, and the other agreements, documents and instruments required to be delivered by Seller in accordance with the provisions hereof (collectively, the "SELLER'S DOCUMENTS") shall be, duly executed and delivered by duly authorized officers of Seller on behalf of Seller, and this Agreement constitutes, and Seller's Documents when executed and delivered shall constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization or similar law from time to time in effect which offset creditors' rights generally and general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or in law).

        SECTION 3.4. CONSENTS AND APPROVALS; NO VIOLATIONS. Except as set forth in SCHEDULE 3.4, neither the execution, delivery or performance of this Agreement by Seller nor the consummation by it of the transactions contemplated hereby nor compliance by it with any of the provisions hereof shall (a) conflict with or result in any breach of any provision of its Certificate of Incorporation or Bylaws, (b) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission, or other governmental or other regulatory authority or agency (each a "GOVERNMENTAL ENTITY"), or (c) result in a violation or breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under any of the terms, conditions or provisions of any agreement or other instrument or obligation to which Seller is a party or by which Seller or any of its properties or assets may be bound.

          SECTION 3.5. NO THIRD PARTY OPTIONS. There are no existing agreements, options, commitments, or rights with, of or to any person to acquire any of Seller's assets, properties or rights included in the Acquired Assets or any interest therein.

        SECTION 3.6. FINANCIAL STATEMENTS AND OTHER FINANCIAL DATA. Attached hereto as EXHIBIT D are the following consolidated financial statements (collectively the "FINANCIAL STATEMENTS"):
(a) audited and unaudited consolidated balance sheet and consolidated statements of income, changes in shareholders' equity and cash flow as of and for the fiscal years ended
December 31, 1997, December 31, 1998, and December 31, 1999 (the "MOST RECENT FISCAL YEAR END") for Seller; and (b) unaudited consolidated balance sheet and consolidated statements of income
(the "MOST RECENT FINANCIAL STATEMENTS") as of and for the eight
(8) months ended August 31, 2000 (the "MOST RECENT FISCAL MONTH END"). The Financial Statements (including the Notes thereto) have been prepared in accordance with generally accepted accounting principles applied on a

<PAGE 13>

consistent basis throughout the periods covered thereby, present fairly the financial condition of Seller, including assets and liabilities (whether accrued, absolute, contingent or otherwise) as of such dates and the results of operations of Seller for such periods, are materially correct and complete, and are materially consistent with the books and records of Seller (which books and records are correct and complete); PROVIDED, HOWEVER, that the Most Recent
Financial Statements lack footnotes and other presentation items.
Except as set forth in SCHEDULE 3.6 annexed hereto, Seller has not guaranteed (with recourse) any premium financing exceeding
$25,000 in the aggregate on behalf of its customers.

       SECTION 3.7. ORDINARY COURSE OF BUSINESS. Except as set forth in SCHEDULE 3.7 annexed hereto, since the Most Recent Fiscal
Month End, Seller has carried on the Business in the usual, regular and ordinary course in substantially the manner heretofore conducted and has taken no unusual actions with respect to the Business or the Acquired Assets in contemplation of this transaction, except with the consent of Buyer. All of Seller's accounts payable, including accounts payable to insurance carriers, are current and reflected properly on its books and records, and shall be paid in accordance with their terms at their recorded amounts. Without limiting the generality of the foregoing, except as set forth in SCHEDULE 3.7 annexed hereto or otherwise permitted herein, since the Most Recent
Fiscal Month End without Buyer's written consent within its sole discretion:

          (a) Seller has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, used in the Business other than for a fair consideration in the ordinary course of business;

          (b) Seller has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) relating to the Business either involving more than $25,000 or outside the ordinary course of business;

          (c) no party (including Seller) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) relating to the Business involving more than $25,000, to which Seller is a party or by which it is bound;

          (d) Seller has not imposed or granted any mortgage, pledge, lien, encumbrance, charge or other security interest upon any of its assets, tangible or intangible, used in the Business;

          (e) Seller has not made any capital expenditure (or series of related capital expenditures) relating to the Business either involving more than $25,000, or outside the ordinary course of business;

          (f) Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other person or entity (or series of related capital investments, loans, and acquisitions) in connection with the Business either involving more than $25,000, or outside the ordinary course of business;

<PAGE 14>

          (g) except in connection with Seller's revolving credit line, Seller has not, in connection with the Business, issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $25,000, singly or $50,000, in the aggregate;

          (h) Seller has not delayed or postponed the payment of accounts payable and other liabilities relating to the Business outside the ordinary course of business;

          (i) Seller has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) relating to the Business either involving more than $25,000, or outside the ordinary course of business;

          (j) Seller has not granted any license or sublicense of any rights under or with respect to any patent, trademark, service mark, logo, corporate name or computer software;

          (k) there has been no change made or authorized in the charter or bylaws of Seller;

          (l) except for any transactions involving only the Shareholder parties to this Agreement which transactions are set forth on SCHEDULE 3.7 annexed hereto, Seller has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

          (m) Seller has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (except in the form of cash, Seller's stock, marketable securities or other assets not included in the Acquired Assets) or redeemed, purchased, or otherwise acquired any of its capital stock;

          (n)  Seller has not experienced any damage,
destruction, or loss (whether or not covered by insurance) to its property relating to the Business involving more than $25,000 per occurrence;

          (o) Seller has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;

          (p) except for the Assumed Operating Expenses listed in SCHEDULE 1.2(C)(II), Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

          (q) Seller has not granted any increase in the base compensation of any of its employees employed in the Business outside the ordinary course of business;

          (r) Seller has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its employees employed in the Business;


<PAGE 15>

          (s) Seller has not made any other change in employment terms for any of its employees employed in the Business outside the ordinary course of business;

          (t) Seller has not made or pledged to make any charitable or other capital contribution involving more than $5,000 outside the ordinary course of business; and

          (u) Seller has not entered into any agreement to purchase or acquire any insurance agency business, except as disclosed in SCHEDULE 1.5(A).

     SECTION 3.8.   ASSETS.

          (a) Except for the Permitted Liens and Encumbrances, Seller owns and holds, free and clear of any lien, charge, pledge, security interest, restriction, encumbrance or third-party interest of any kind whatsoever (including insurance company payables), sole and exclusive right, marketable title and interest in and to the Acquired Assets, together with the exclusive right to use such records and all customer accounts, copies of insurance policies and contracts in force and all files, invoices and records pertaining to the customers, their contracts and insurance policies, and all other information comprising the Purchased Book of Business. Except as set forth in SCHEDULE 3.8(A) annexed hereto, Seller has not received notice that any program, class of business, or book of business in place with any single insurance carrier that is included within the Purchased Book of Business has canceled or non-renewed or intends to cancel or non-renew.
SCHEDULE 3.8(A) annexed hereto also sets forth Seller's "volume report" describing premiums and commissions with respect to each of Seller's appointed carriers for the twelve-month period ended
August 31, 2000. Except as set forth in SCHEDULE 3.8(A) annexed hereto, none of the accounts comprising the Purchased Book of Business represents material business that has been brokered through a third party.

           (b) The names "Riedman Corporation," "Riedman Insurance," "Riedman Insurance of Wyoming, Inc." and "Vision Financial Corporation" are the only trade names used by Seller (or any subsidiary thereof) within the past three (3) years. No party has filed a claim during the past three (3) years against Seller or any subsidiary thereof alleging that Seller or any subsidiary thereof has violated, infringed on or otherwise improperly used the intellectual property rights of such party, or, if so, the claim has been settled with no existing liability to Seller or any subsidiary thereof and, to the knowledge of Seller and the Shareholders, neither Seller nor any subsidiary thereof has violated or infringed any trademark, trade name, service mark, service name, patent, copyright or trade secret held by others.

         (c) SCHEDULE 3.8(C) annexed hereto lists all of the following described contracts, agreements and other written or verbal arrangements in connection with the Business to which Seller is a party:

               (i) any agreement (or group of related agreements) for the lease of personal property to or from any person or entity providing for lease payments in excess of $25,000 per annum and each agreement for the lease of real property;

               (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the

<PAGE 16>

furnishing or receipt of services, the performance of which shall extend over a period of more than one (1) year from the Closing Date, result in a loss to Seller, or involve consideration in excess of $25,000;

               (iii) any agreement concerning a partnership or joint venture;

              (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a security interest on any of its assets, tangible or intangible, including each of the Assigned Contracts to the extent described by this
SECTION 3.8(C)(IV);

              (v) any agreement concerning employment, confidentiality, non-solicitation or non-competition, including each of the Assigned
Contracts to the extent described by this SECTION 3.8(C)(V);

             (vi) any agreement involving any Shareholder or any Shareholder's affiliates (other than Seller);

             (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of any current or former directors, officers, and employees;

             (viii)    any collective bargaining agreement;

              (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

            (x) any agreement under which Seller has advanced or loaned any amount to any of its directors, officers, and employees outside the ordinary course of business;

            (xi) any agreement under which the consequences of a default or termination could have an adverse effect on the Business, financial condition, operations, results of operations or future prospects of Seller of more than $25,000 per annum;

            (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000; and

            (xiii)    each of the agreements listed in SCHEDULE 1.2(G).

Seller has delivered, or made available for Buyer's review, true and complete copies of each such agreement and, in the case of unwritten agreements, a true and complete summary of such arrangements. The parties to all such agreements are in substantial compliance with the terms thereof. With respect to each such agreement listed in SCHEDULE 3.8(C) annexed hereto: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) subject to obtaining the consents listed in
SCHEDULE 3.4, the agreement shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation

<PAGE 17>

of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2, above); (C) no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has manifested to Seller a repudiation of any provision of the agreement.

          (d) To Seller's knowledge, Seller's computer software included in the Acquired Assets adequately performs as presently utilized by Seller in its operation of the Business, and should, for at least twelve (12) months following the Closing, continue to perform in such manner in the event that Buyer elects to continue utilizing such software beyond the Closing Date. Seller has delivered to Buyer substantially complete and correct copies of all user and technical documentation issued to Seller by the software producers related to such software.

         (e) Except for liens and encumbrances that shall be paid in full at the Closing from the Total Purchase Price and the Permitted
Liens and Encumbrances, Seller has good and marketable title in fee simple to or a valid leasehold interest in the Real Property described in SCHEDULE 1.2(F), free and clear of all liens and encumbrances whatsoever. Other than the Tenant Agreements described in SCHEDULE 1.2(G), no person or entity has any title to or interest in or right to possess the Real Property or any portion thereof, other than Seller. Immediately after consummation of the transactions contemplated by this Agreement, Buyer shall own or lease and be entitled to use the Real Property free and clear of all liens and encumbrances other than the Permitted Liens and Encumbrances.

         (f) Seller owns or leases all buildings, equipment, and other assets necessary for the conduct of the Business as presently conducted and as presently proposed to be conducted by Seller.
All such assets are included within the Acquired Assets. All tangible assets included within the Acquired Assets are being transferred in "as is" and "where is" condition, except that they are suitable for their present use, subject to normal wear and tear.

          (g) Seller is not a party to any agreement which would constitute a New Acquisition or a Recent Acquisition except as set forth in SCHEDULE 1.5(A) or as otherwise approved in writing by Buyer.

     Section 3.9 REAL PROPERTY With respect to all of the Real Property and except for the Permitted Liens and Encumbrances and as set forth in SCHEDULE 3.9 annexed hereto:

          (a) Seller has an insurable fee simple title to the Real Property free and clear of any and all liens, charges, pledges, security interests, restrictions or encumbrances of any kind except the Permitted Liens and Encumbrances;

          (b) there are no pending or to the knowledge of Seller any threatened condemnation proceedings, lawsuits, administrative actions or sales in lieu thereof relating to the Real Property. Seller has no knowledge of any proposed material increase in real property taxes for the Real Property;

          (c) the legal description for the Real Property contained in the deeds therefor and in any lease describes the Real Property fully and adequately;


<PAGE 18>

          (d) to the knowledge of Seller, (i) the buildings and improvements are located within the boundary lines of the described parcels of land, (ii) there exists no violation of applicable setback requirements, zoning laws, and ordinances,
(iii) the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and (iv) the Real Property is not located within any flood plain or subject to any similar type restriction for which any licenses or permits necessary to the use thereof have not been obtained;

          (e) all Improvements have received all necessary approvals of governmental authorities (including permits and licenses) required in connection with the ownership or operation thereof and have been and are being operated and maintained in accordance with applicable laws, rules and regulations and the terms and conditions of such licenses and permits;

          (f)  there are no parties in possession of the Real
Property other than Seller or other than pursuant to the Tenant
Agreements. There are no rights of first refusal to purchase any parcel of Real Property or any portion thereof;

          (g) all facilities and Improvements located on the Real Property are supplied with utilities and other services necessary for the operation of such facilities as operated by Seller, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate to the knowledge of Seller in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the Real Property;

          (h) the Real Property abuts on and has direct vehicular access to public roads and access to the property is provided by paved public right-of-way with adequate curb cuts available;

          (i) the Real Property does not require any rights over, or restrictions against, other property, in order to comply with any zoning or land use laws or regulations or to operate the Business thereon;

          (j) to the knowledge of Seller, (A) All Improvements are in compliance with all applicable laws; (B) there is no structural or latent defect in any of the Improvements that has not been disclosed to Buyer in writing; and (C) all Improvements have been maintained in accordance with normal industry practice, are in working order adequate for normal operations, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they presently are used. Seller has not received any notice from any insurance company requiring or recommending that it make any material repairs or perform any material work on the Real Property.

          (k) Seller has filed all real property tax returns that it was required to file. All such real property tax returns and other returns were correct and complete in all material respects. All real property taxes owed by Seller have been paid. Seller is not currently the beneficiary of any extension of time within which to file any real property tax return related to the Real Property;

<PAGE 19>


          (l)  Seller is not "foreign person" as defined under
Section 1445(f) of the Code; and

          (m) Except for the specific representations and warranties set forth herein, Buyer agrees to accept all Improvements in "AS IS" condition as of the date hereof and agrees that Seller has no obligation to repair, restore or rebuild any portion thereof.

     Section 3.10 LITIGATION AND CLAIMS. Except as disclosed in SCHEDULE 3.10 annexed hereto, there is no suit, claim, action, proceeding or investigation ("LITIGATION") pending or threatened in writing against Seller, and, to the knowledge of Seller and the Shareholders, there is no basis for such a suit, claim, action, proceeding or investigation. Seller is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have an adverse effect on Seller, the Business or the Acquired Assets or would prevent Seller from consummating the transactions contemplated hereby. No voluntary or involuntary petition in bankruptcy, receivership, insolvency or reorganization with respect to Seller, or petition to appoint a receiver or trustee of Seller's property, has been filed by or against Seller, nor shall Seller file such a petition prior to the Closing Date or for one hundred (100) days thereafter, and if such petition is filed by others, the same shall be promptly discharged. Seller has not made any assignment for the benefit of creditors or admitted in writing insolvency or that its property at fair valuation shall not be sufficient to pay its debts, nor shall Seller permit any judgment, execution, attachment or levy against it or its properties to remain outstanding or unsatisfied for more than ten (10) days.

     Section 3.11 COMPLIANCE WITH APPLICABLE LAW. Seller holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of the Business (collectively, the "PERMITS"), and Seller is in compliance with the terms of the Permits except where failure to comply would not have a material adverse effect on the Business, financial condition, operations, results of operations or future prospects of Seller. Seller is not in violation of any law, ordinance or regulation of any Governmental Entity, including, without limitation, any law, ordinance or regulation relating to any of Seller's employment practices. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Seller is pending or, to the knowledge of Seller, threatened.

     Section 3.12   TAX MATTERS.  Except as set forth on SCHEDULE
3.12 annexed hereto:

          (a) Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by Seller (whether or not shown on any Tax Return) have been paid, or Seller has made adequate provision for the payment therefor. Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

<PAGE 20>

          (b) Seller has withheld and paid all Taxes required to have been withheld and paid, if any, in connection with amounts paid or owing to any employee, independent contractor, creditor, Shareholder, or other third party.

          (c) There is no material dispute or claim concerning any Tax liability of Seller either (i) claimed or raised by any authority in writing or (ii) as to which Seller has knowledge based upon personal contact with any agent of such authority.
SCHEDULE 3.12 annexed hereto lists all federal, state, local, and foreign income Tax Returns filed with respect to Seller for taxable periods ended on or after December 31, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller since December 31, 1996.

          (d) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (e) Seller has not filed a consent under Code Section 341(f) concerning collapsible corporations. Seller has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that shall not be deductible under Code Section 280G. Seller has not been a United States real property holding corporation within the meaning of Code
Section 897(c)(2) during the applicable period specified in Code
Section 897(c)(1)(A)(ii). Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Seller is not a party to any Tax allocation or sharing agreement. Seller (i) has not been a member of an affiliated group within the meaning of Code Section 1504(a) of the Code, and (ii) has not had any liability for the Taxes of any person or entity under United States Treasury Regulation 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (f) The unpaid Taxes of Seller (i) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet (rather than in any notes thereto) included in the Most Recent Financial Statements and
(ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller in filing its Tax Returns.

As used in this Agreement, the term, "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

<PAGE 21>

As used in this Agreement, the term, "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes arising from the operation of the Business or the ownership of the Acquired Assets, including any schedule or attachment thereto, and including any amendment thereof.

     Section 3.13 NON-SOLICITATION COVENANTS. Neither Seller nor any Shareholder is a party to any agreement that restricts
Seller's or any Shareholder's ability to compete in the insurance agency industry or solicit specific insurance accounts.

     Section 3.14   ERRORS AND OMISSIONS.  Except as set forth in
SCHEDULE 3.14(I) annexed hereto, to Seller's knowledge, Seller has not incurred any liability or taken or failed to take any action that may reasonably be expected to result in a liability for errors or omissions in the conduct of the Business, except such liabilities as are fully covered by insurance (other than deductibles). All errors and omissions claims currently pending or threatened against Seller of which Seller's Director of Auditing, Chief Financial Officer or President has knowledge are set forth in SCHEDULE 3.14(II) annexed hereto. Seller has errors and omission (E&O) insurance coverage in force, with minimum liability limits of $10 million per occurrence and $10 million aggregate, and a deductible of $100,000 per occurrence, and shall provide to Buyer a Certificate of Insurance evidencing such coverage prior to or on the Closing Date.

     Section 3.15   ENVIRONMENT, HEALTH, AND SAFETY.

          (a) Seller and its predecessors and affiliates have complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply. Without limiting the generality of the preceding sentence, each of Seller and its predecessors and affiliates has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations that are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables that are contained in, all Environmental, Health, and Safety Laws.

          (b) Seller has no liability (and none of Seller and its predecessors and affiliates has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to, any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

          (c) No Hazardous Materials have been placed on or in any structure on the Real Property by Seller or, to the knowledge of Seller, by any prior owner or user of the Real Property. No underground storage tanks for petroleum or any other substance, or underground piping or conduits are or to the knowledge of Seller, have previously been located on the Real Property. To the knowledge of Seller, no other party has caused the release of or contamination by Hazardous Materials on the Real Property. Seller has provided, or no later than sixty (60)

<PAGE 22>

days prior to the Closing Date (and thereafter, as such items are received by Seller) shall provide, Buyer with all environmental studies, records and reports in its possession or control, and all correspondence with any governmental entities, concerning environmental conditions of the Real Property.

          (d) The Real Property and all equipment used in the Business of Seller and its predecessors and affiliates are and have been free of asbestos, polychlorinated biphenyls (PCBs), methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

As used in this Agreement, the term, "ENVIRONMENTAL, HEALTH, AND SAFETY LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

As used in this Agreement, the term, "EXTREMELY HAZARDOUS
SUBSTANCE" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

As used in this Agreement the term "HAZARDOUS MATERIALS" means any "toxic substance" as defined in 15 U.S.C. 2601 ET SEQ. on the date hereof, including materials designated on the date hereof as "hazardous substances" under 42 U.S.C. 9601 ET SEQ. or other applicable laws, and toxic, radioactive, caustic, or otherwise hazardous substances, including petroleum and its derivatives, asbestos, PCBs, formaldehyde, chlordane and heptachlor.

     Section 3.16   POWER OF ATTORNEY.  Except as set forth in
SCHEDULE 3.16 annexed hereto, there are no outstanding material powers of attorney executed on behalf of Seller.

     Section 3.17 INSURANCE. SCHEDULE 3.17 annexed hereto sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Seller has been a named insured or otherwise the beneficiary of coverage at any time within the past three (3) years:

          (a) the name, address, and telephone number of the agent;

<PAGE 23>

          (b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

          (c)  the policy number and the period of coverage;

          (d) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

          (e) a description of any retroactive premium adjustments or other loss-sharing arrangements.

To Seller's knowledge, no cancellation, amendment or increase of premiums with respect to such insurance is pending or threatened to occur at or prior to the Closing.

     Section 3.18 LABOR MATTERS. Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Seller has not committed any unfair labor practice. To Seller's knowledge, there are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of Seller. Seller's current compensation and maximum four-week severance obligations with respect to its corporate department employees (at each such employee's then-current rate) are set forth for such employees in SCHEDULE 1.5(C)(I).

     Section 3.19 EMPLOYEE BENEFIT PLANS. (a) The only employee benefit plans (defined as any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, proposed or final, funded or unfunded, and whether or not legally binding, including without limitation, any "Employee Benefit Plan" within the meaning of Section 3(3) of ERISA) which the Seller currently maintains or to which the Seller currently contributes are the 401(k) plan, the health plan, the Benefit Bank plan, and the deferred profit sharing plan (each a "SELLER PLAN" and collectively, the "SELLER PLANS") and the two unfunded deferred compensation plans in effect between Seller and John R. Riedman, and James R. Riedman, respectively (each a "Deferred Compensation Plan") and collectively, the "Deferred Compensation Plans") summarized in SCHEDULE 3.19 annexed hereto. Seller maintains no other employee benefit plans. Each of the Seller Plans (and each related trust, insurance contract, or fund) complies in form and have been operated and administered in all material respects in accordance with their respective terms and applicable law, including, without limitation, ERISA and the Code.

     (b) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid to each Seller Plan or Deferred Compensation Plan that is an "Employee Pension Benefit Plan" (as defined in Section 3(2) of ERISA).

<PAGE 24>

     (c)  Each Seller Plan that is an Employee Pension Benefit
Plan has received a determination letter from the Internal
Revenue Service to the effect that it meets the requirements of Code Section 401(a).

     (d) The Seller does not participate currently and has never participated in, and is not required currently and has never been required to contribute to or otherwise participate in any plan, program, or arrangement subject to Title IV of ERISA.

     (e) The Seller does not maintain currently and has never maintained, and is not required currently and has never been required to contribute to or otherwise participate in any Multiemployer Plan (as defined in ERISA Section 3(37)).

     (f) No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any Seller Plan or Deferred Compensation Plan (other than routine claims for benefits) is pending.

     (g) No individual (i) who has experienced a "qualifying event," as that term is defined in Code Section 4980B(f)(3), and
(ii) who either was an employee of Seller or is a dependent or spouse of a current or former employee of Seller, is currently covered by a health plan of Seller pursuant to Code Section 4980B or Part 6 of Title I of ERISA.

     Section 3.20 UNDISCLOSED LIABILITIES. Except as set forth on SCHEDULE 3.10 or SCHEDULE 3.20 annexed hereto, Seller has no knowledge of any material liability relating to the Business or the Acquired Assets (and to Seller's knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any liability), except for (a) liabilities set forth on the face of the balance sheet included in the Most Recent Financial Statements and the notes to the Financial Statements for the Most Recent Fiscal Year End, (b) the Assigned Contracts and contracts and agreements not assumed by Buyer, (c) the matters disclosed in SCHEDULE 3.10, together with the deductibles for claims covered by insurance, and (d) liabilities that have arisen after the Most Recent Fiscal Month End in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

     Section 3.21   INTELLECTUAL PROPERTY.

          (a) Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the Business as presently conducted. Each item of Intellectual Property owned or used by Seller in connection with the Business, other than use of the name "Riedman Corporation," immediately prior to the Closing hereunder shall be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing hereunder.

          (b) To the knowledge of Seller, Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and, to Seller's knowledge, Seller has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation

<PAGE 25>

(including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Seller.

          (c) Seller has no patents issued in its name, or patent applications filed or pending. SCHEDULE 3.21(C) annexed hereto identifies each material license, agreement, or other permission that Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Seller has delivered to Buyer, or made available to Buyer for its review, correct and complete copies of all such licenses, agreements, and permissions (as amended to date). SCHEDULE 3.21(C) also identifies each trade name and registered or unregistered trademark or service mark used by Seller. With respect to each item of Intellectual Property required to be identified in SCHEDULE 3.21(C), except as otherwise set forth in
SCHEDULE 3.21(C):

               (i) Seller possesses all right, title, and interest in and to the item, free and clear of any security interest, license, or other restriction;

       (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

       (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and

       (iv) Seller has never agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

   (d) SCHEDULE 3.21(D) annexed hereto identifies each material item of Intellectual Property that any third party owns and that Seller uses pursuant to license, sublicense, agreement, or permission. Seller has delivered to Buyer, or made available to Buyer for its review, correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in SCHEDULE 3.21(D) annexed hereto, except as otherwise set forth in SCHEDULE 3.21(D):

           (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect, assuming that it is the valid obligation of the parties thereto other than Seller;

           (ii) the license, sublicense, agreement, or permission shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ARTICLE 2 above), assuming that it is the valid obligation of the parties thereto other than Seller;

<PAGE 26>

              (iii) neither Seller, nor to Seller's knowledge, the other party or parties to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a default or permit termination, modification, or acceleration thereunder;

               (iv) no party to the license, sublicense, agreement, or permission has manifested to Seller a repudiation of any provision thereof;

               (v) with respect to each sublicense, the representations and warranties set forth in subsections (I) through (IV) above are true and correct with respect to the underlying license;

               (vi) to Seller's knowledge, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

              (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of Seller, has been threatened in writing that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

             (viii) Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

         (e) To the knowledge of Seller, Seller shall not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Business as presently conducted.

     Section 3.22   SUBSIDIARIES.  Except as set forth in
SCHEDULE 3.22 annexed hereto, Seller does not have and has not had any subsidiaries (i.e., ownership of in excess of fifty percent (50%) of the voting equity interest).

     Section 3.23 NO MISREPRESENTATIONS. None of the representations and warranties of Seller and the Shareholders set forth in this Agreement or in the attached Schedules, notwithstanding any investigation thereof by Buyer, contains any untrue statement of a material fact, or omits the statement of any material fact necessary to render the statements made not materially misleading.


      ARTICLE 4.     BUYER'S REPRESENTATIONS AND WARRANTIES

     Buyer represents and warrants to Seller and the Shareholders as follows:

     Section 4.1 ORGANIZATION. Buyer is a corporation organized and in good standing under the laws of Florida, and its status is active. Buyer has all requisite corporate power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as now being conducted and as proposed to be conducted. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the

<PAGE 27>

property owned, leased, or operated by it or the nature of the business conducted by it or as proposed to be conducted by it makes such qualification or licensing necessary.

     Section 4.2 AUTHORITY. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the Agreement and the other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and, assuming this Agreement constitutes a valid and binding obligation of Seller, constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect which offset creditors' rights generally and general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or in law).

     Section 4.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Neither the execution, delivery, or performance of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the Articles of Incorporation or the Bylaws of Buyer, (b) require any filing with, or authorization, consent, or approval of, any Governmental Authority (except for necessary reports and other filings in connection with the Hart-Scott-Rodino Act (as defined in Section 5.12) and with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange), (c) result in a violation or breach of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent any of the terms, conditions, or provisions of any agreement or other instrument or obligation to which Buyer is a party or by which Buyer or its properties or assets may be bound.

     Section 4.4 LITIGATION. Except as set forth in SCHEDULE 4.4, there is no suit, claim, action, proceeding, or investigation pending or, to the knowledge of Buyer, threatened against Buyer or its affiliates before any Governmental Authority that is reasonably likely to have a material adverse effect on Buyer or would prevent Buyer from consummating the transactions contemplated by this Agreement. Buyer is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have a material adverse effect on Buyer or would prevent Buyer from consummating the transactions contemplated hereby. No voluntary or involuntary petition in bankruptcy, receivership, insolvency or reorganization with respect to Buyer, or petition to appoint a receiver or trustee of Buyer's property, has been filed by or against Buyer, nor shall Buyer file such a petition prior to the Closing Date or for one hundred (100) days thereafter, and if such petition is filed by others, the same shall be promptly discharged. Buyer has not made any assignment for the benefit of creditors or admitted in writing insolvency or that its property at fair valuation shall not be sufficient to pay its debts, nor shall Buyer permit any judgment, execution, attachment or levy against it or its properties to remain outstanding or unsatisfied for more than ten (10) days.


<PAGE 28>

     Section 4.5 COMPLIANCE WITH APPLICABLE LAW. Buyer holds all permits, licenses, variances, exemptions, orders, and approvals of all Governmental Entities necessary for the lawful conduct of its insurance agency business. Buyer is not in violation of any law, ordinance or regulation of any Governmental Entity, including, without limitation, any law, ordinance or regulation relating to any of Buyer's employment practices except where a failure to comply would not have a material adverse effect on Buyer. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Buyer is pending or, to the knowledge of Buyer, threatened.

     Section 4.6 CONTRACTS WITH THIRD PARTIES. Buyer and its affiliates have no contract, agreement or understanding with any third party concerning a potential sale of the Acquired Assets or the Business, or any portion of either, following the Closing.

     Section 4.7    FINANCIAL ABILITY.  Buyer has adequate
financial resources and capability to consummate the transactions contemplated by this Agreement and to honor its obligations hereunder. Buyer will not become insolvent as a result of consummating the transactions contemplated by this Agreement.

     Section 4.8 NO MISREPRESENTATIONS. None of the representations and warranties set forth in this Agreement, notwithstanding any investigation thereof by Seller, contains any untrue statement of a material fact, or omits the statement of any material fact necessary to render the statements made not materially misleading.

  ARTICLE 5.     ADDITIONAL AGREEMENTS AND CONDITIONS PRECEDENT

     SECTION 5.1. BROKERS OR FINDERS. Each of the parties represents, as to itself, its subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor, or other firm or person is or shall be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and each of the parties agrees to indemnify and hold the others harmless from and against any and all claims, liabilities, or obligations with respect to any fees, commissions, or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

      SECTION 5.2. ERRORS AND OMISSIONS TAIL COVERAGE. On or prior to the Closing Date, Seller shall purchase and pay in full for a tail coverage extension on its errors and omissions insurance policy. Seller shall use its commercially reasonable best efforts to have Buyer added, at Buyer's expense, as an additional insured to such tail coverage. Such coverage shall extend for a period of at least three (3) years from the Closing Date, shall have per occurrence and aggregate coverages and deductibles consistent with the coverages and deductibles currently maintained by Seller and shall otherwise be in form and substance reasonably acceptable to Buyer. A Certificate of Insurance evidencing such coverage shall be delivered to Buyer at or prior to the Closing.

       SECTION 5.3.   EXPENSES.  Each of Buyer, Seller, and the
Shareholders shall bear his, her or its own costs and expenses
(including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

<PAGE 29>


      SECTION 5.4.   CONFIDENTIALITY.

         (a) The parties to the Agreement agree to maintain the terms of this Agreement, including the consideration payable by Buyer, in strict confidence and shall not disclose such terms to any third party without the prior written consent of Buyer, unless required to do so by law. Buyer will be filing a copy of this Agreement with its SEC filings and will otherwise reference this Agreement in such filings and Buyer's financial statements.

          (b) For a period of three (3) years following the Closing Date, Seller shall treat confidential and hold as such all of the information concerning the Business that is not already generally available to the public ("CONFIDENTIAL INFORMATION"), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in its possession. If Seller or any Shareholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller (on behalf of itself or such Shareholder, as the case may be) shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this SECTION 5.4. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or such Shareholder is, on the advice of counsel, compelled to disclose any Confidential Information, Seller or such Shareholder, as the case may be, may disclose the Confidential Information solely in connection with such matter; PROVIDED, HOWEVER, that Seller or such Shareholder, as the case may be, shall use its or his reasonable best efforts, at Buyer's cost, to obtain, at the request of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

          (c) The Confidentiality Agreement dated April 25, 2000 entered into by Buyer with Seller shall survive the execution and delivery of this Agreement notwithstanding any other provision hereof.

     SECTION 5.5. ENFORCEMENT OF EMPLOYMENT AGREEMENTS. After the Closing, and at Buyer's request, Seller shall (a) take all reasonable measures to enforce the terms of those non-compete/non-solicitation agreements with its employees that either have not been or cannot be assigned to Buyer, including pursuing legal and injunctive proceedings, and (b) cooperate with Buyer in enforcing the terms of those contracts assigned to Buyer and shall join in any legal or injunctive proceedings instituted by Buyer for such purpose. Buyer shall bear all costs and fees associated with such proceedings. Nothing in this SECTION 5.5, however, shall be deemed or construed to limit or otherwise affect Seller's indemnification obligations under ARTICLE 6 hereof.

       SECTION 5.6. CORPORATE NAME. Promptly after the Closing, Seller agrees to cease all use of the trade name "RIEDMAN
INSURANCE" or any derivative thereof and shall, thereafter, refrain from using the name "Riedman Corporation" in connection with any insurance-related business.

<PAGE 30>


       SECTION 5.7. TERMINATION OF SELLER PLANS. At the Closing, Seller shall deliver to Buyer evidence that Seller has properly terminated all Seller Plans, with such terminations effective immediately prior to the Closing Date.

SECTION 5.8.   ADDITIONAL PRE-CLOSING COVENANTS.

          (a) OPERATION OF BUSINESS. Between the date hereof and the Closing Date, Seller shall not, with respect to the Acquired
Assets and the Business, engage in any practice, take any action, or enter into any transaction outside the ordinary course of business without Buyer's consent. Without limiting the generality of the foregoing, Seller shall not (i) declare, set aside, or pay any dividend or make any distribution (except in cash, Seller's stock, marketable securities or other assets not included within the Acquired Assets) with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in
SECTION 3.7 above.

         (b) PRESERVATION OF BUSINESS. Seller shall preserve and protect the Business and the Acquired Assets, and shall not engage in any activity with respect to its present operations, physical facilities, working conditions, or relationships with lessors, licensors, suppliers, customers, and employees, that would have a material adverse effect on the Business or the Acquired Assets.
Notwithstanding the foregoing, each of the parties acknowledges and agrees that Seller will attempt to use reasonable effects to convert its third-party agency management computer system to the Applied Win-Tam computer system prior to the Closing Date if requested by Buyer.

          (c) FULL ACCESS. Upon reasonable notice to Seller by Buyer, Seller shall permit representatives of Buyer to have full access to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Business and the Acquired Assets and shall furnish Buyer with copies of such documents and instruments and with such information with respect to the Business and the Acquired Assets as Buyer may from time-to-time reasonably request. Such obligations of Seller shall include, but not be limited to, permitting an environmental consulting or other firm selected by Buyer to perform an assessment and investigation sufficient to permit it to provide Buyer a "Phase I Environmental Site
Assessment Report" or similar report with respect to the Acquired Assets, including the Real Property, in scope, form, and content acceptable to Buyer. Seller shall permit representatives of Buyer to have further access if, after reviewing such report, Buyer desires to have further environmental-related assessments, tests, audits, or investigations made. No investigation by Buyer shall affect in any manner the representations and warranties made by Seller and the Shareholders in this Agreement, nor any other certificate or agreement furnished or to be furnished by Seller to Buyer or its representatives in connection herewith or pursuant hereto, and the right of Buyer to rely on them. Seller shall use its commercially reasonable best efforts to keep Buyer fully informed as to the Business and the Acquired Assets and advise Buyer of all important matters pertaining to the Business and the Acquired Assets prior to Closing.

          (d) EMPLOYMENT OFFERS. At reasonably mutually agreeable times, Seller will permit Buyer to meet with its employees throughout the period after execution of this Agreement and prior to the Closing Date. Buyer may, at its option, extend offers of employment

<PAGE 31>

to all or any of Seller's employees effective only on the Closing Date. Seller shall be responsible for compliance with the requirements of Code
Section 4980B and Part 6 of Title I of ERISA for all of Seller's employees. Subject to ARTICLE 6 hereof, Seller shall indemnify and hold
Buyer harmless for any liability Buyer incurs at any time on or after the Closing Date under the provision of Code Section 4980B and Part 6 of Title I of ERISA with respect to any of Seller's employees who do not become employees of Buyer on or after the Closing Date.

          (e) Notice of Developments. Seller and Buyer shall give prompt written notice to the other of any material adverse development causing a breach of any of its own, or with respect to Seller, of any Shareholder's, representations and warranties in ARTICLE 3 or ARTICLE 4 above, as applicable. No disclosure by any party pursuant to this SECTION 5.8(E), however, shall be deemed to amend or supplement the Schedules attached to this Agreement or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

          (f) Exclusivity. Prior to the Closing Date, Seller and the Shareholders shall not (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to (A) the Business or any assets or properties comprising the Acquired Assets, or (B) without Buyer's prior written approval in its sole discretion, the acquisition of any capital stock or other voting securities, or any substantial portion of the remaining assets (I.E., those assets other than the Acquired Assets), of Seller (including any acquisition structured as a merger, consolidation, or share exchange), or
(ii) without Buyer's prior written consent, participate in any discussions or negotiations regarding, furnish any information with respect to, or assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. Seller and the Shareholders will notify Buyer immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing. Notwithstanding the foregoing, Seller and the Shareholders agree that in the event of any such transaction described in clause
(F)(I)(B) of this SECTION 5.8, such transaction shall be expressly conditioned upon the acquiror entering into an agreement, satisfactory to Buyer in its sole discretion, to assume Seller and the Shareholders' rights and obligations under this Agreement and the transactions contemplated herein.

     Section 5.9 TITLE INSURANCE. Buyer may obtain at its cost in preparation for the Closing with respect to the Real Property a commitment for an ALTA Owner's Policy of Title Insurance (10/17/92) with Standard New York Endorsement, in such amount as Buyer may reasonably determine to be the fair market value of such Real Property (including all Improvements located thereon), and may at Closing purchase insurance thereunder insuring title to the Real Property insuring the interests of Buyer as of the Closing. Any title insurance policy delivered under this SECTION 5.9 shall insure title to the Real Property subject to the Permitted Liens and Encumbrances. The title policy affirmatively shall (a) insure that the Real Property includes all property as shown on the Survey, (b) contain an endorsement insuring that each street adjacent to the Real Property is a public street and that there is direct and unencumbered vehicular access to such streets from the Real Property, and (c) include such endorsements available in New York as Buyer may elect to obtain.

<PAGE 32>

     Section 5.10 SURVEYS. With respect to the Real Property, and as to which a title insurance policy is to be procured pursuant to SECTION 5.9 above, Seller shall provide any surveys which it has in its control or possession and shall:

          (a) Certify the surveys to Buyer and Buyer's counsel and the title insurance company issuing the title insurance policy pursuant to SECTION 5.9 of this Agreement; and

          (b) Redate the surveys to not more than thirty (30) days prior to the Closing.

     Section 5.11 TRANSFER TAX FORMS. Seller shall deliver at Closing New York State and, if applicable, city and county transfer tax forms, completed and ready for filing (except for Buyer's signature and acknowledgment), and Buyer shall pay and be liable for all New York State and, if applicable, city and county real property transfer taxes associated with the sale to Buyer of the Real Property.

     Section 5.12 NOTICES AND CONSENTS. Seller shall give any notices to third parties, and Seller shall use its commercially reasonable best efforts to obtain any third party consents, that Buyer may request in connection with the matters referred to in
SCHEDULE 3.4. Seller and Buyer shall give any notices to, make any filings with, and use their commercially reasonable best efforts and cooperate with one another to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in SECTION 3.4 above. Without limiting the generality of the foregoing, each of the parties shall file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, shall use its commercially reasonable best efforts to obtain an early termination of the applicable waiting period, and shall make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith. Buyer shall be responsible for all filing fees due in connection with any of the foregoing filings.

     As used in this Agreement the term "HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any and all rules and regulations promulgated thereunder.

     Section 5.13 ADDITIONAL ACQUISITIONS. After the date hereof, without the prior written approval of Buyer, which approval may be withheld in Buyer's sole discretion, Seller shall not enter into any agreement which would constitute a New Acquisition. Seller shall not modify or terminate any New Acquisition not yet closed without the prior written approval of Buyer, which approval may be withheld in Buyer's sole discretion. Notwithstanding the foregoing, however, Buyer acknowledges and agrees that Seller may notify any third party acquiree in a potential New Acquisition after the date hereof that Seller has entered into this Agreement with Buyer, and that such third party acquiree shall be given a reasonable opportunity after such notification (but in no event later than December 31, 2000) to terminate or rescind such New Acquisition. In the event such potential New Acquisition acquiree elects to terminate or rescind such New Acquisition, no liability shall accrue to either party.

<PAGE 33>


     Section 5.14 DELIVERY OF DISCLOSURE SCHEDULES. On or prior to October 8, 2000, Seller shall provide to Buyer the Schedules referred to herein (the "DISCLOSURE SCHEDULES") and, on or prior to October 22, 2000, Buyer shall advise Seller if the Disclosure Schedules are acceptable to Buyer in Buyer's sole discretion. Unless Buyer advises Seller to the contrary in writing on or before October 22, 2000, the Disclosure Schedules shall be deemed acceptable to Buyer and SECTION 5.16(D) shall be deemed fully satisfied.

     Section 5.15 EMPLOYMENT AND NON-COMPETITION AGREEMENTS. Buyer and each of John Riedman and James Riedman agree to execute and deliver at the Closing the employment agreements in form and substance set forth in EXHIBITS E-1 and E-2 attached hereto, and the non-competition agreements in form and substance as set forth in EXHIBIT F attached hereto.

     Section 5.16 CONDITIONS TO EACH PARTY'S OBLIGATION. The respective obligations of each party to effect the transactions contemplated by this Agreement to take place on the Closing Date shall be subject to the satisfaction prior to or on the Closing Date of the following conditions, any of which may be waived by a party with respect to its own obligation to close:

          (a) APPROVALS. All authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure to obtain which would have a material adverse effect on Seller, shall have been filed, occurred, or been obtained. All applicable waiting periods under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

          (b) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect (i) preventing the consummation of the transactions contemplated hereunder, (ii) that would cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affecting adversely the right of Buyer to own the Acquired Assets or to operate the Business, (iv) affecting adversely the Business, assets, properties, operation (financial or otherwise), or prospects of Buyer with respect to its ownership of the Acquired Assets or operation of its business as a result of such acquisition.

          (c) THIRD PARTY CONSENTS. All third-party consents listed in SCHEDULE 3.4, including that of any mortgagee of the Real Property, shall have been obtained.

          (d) SCHEDULES. On or prior to October 8, 2000, Seller shall have delivered to Buyer all Disclosure Schedules and the information contained in such Disclosure Schedules shall be reasonably acceptable to Buyer.

          (e) NO TERMINATION. This Agreement shall not have been terminated pursuant to ARTICLE 7 of this Agreement.

     Section 5.17 CONDITIONS TO OBLIGATIONS OF BUYER. The obligation of Buyer to effect the transactions contemplated by this Agreement to occur on the Closing Date is subject to the satisfaction of the following conditions on or prior to the Closing Date unless waived by Buyer:


<PAGE 34>

          (a)  REPRESENTATIONS AND WARRANTIES.  The
representations and warranties of Seller and the Shareholders set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date (unless such representations or warranties provide that they are only made as of the date hereof), except for such misrepresentations and inaccurate warranties as will not, singly or in the aggregate, be reasonably expected to have a material adverse effect on the Acquired Assets or the Business.

          (b)  PERFORMANCE OF OBLIGATIONS BY SELLER AND THE
SHAREHOLDERS. Seller and the Shareholders shall have performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

          (c) SELLER AND SHAREHOLDERS' CERTIFICATES. Seller and the Shareholders shall have delivered to Buyer a certificate to the effect that each of the conditions specified in SECTIONS 5.16(A), (B) and (C), and SECTIONS 5.17(A) and (B) is satisfied in all respects.

          (d) OPINION OF SELLER'S COUNSEL. Buyer shall have received from counsel to Seller an opinion in form reasonably satisfactory to the Buyer, addressed to Buyer, and dated as of the Closing Date.

          (e) E&O CERTIFICATE. Buyer shall have received from Seller a Certificate of Insurance as required in SECTION 5.2.

          (f)  TERMINATION OF SELLER EMPLOYEE BENEFIT PLANS.
Buyer shall have received satisfactory evidence from Seller that Seller has properly terminated all Seller Employee Benefit Plans, effective immediately prior to the Closing Date.

          (g)  EMPLOYMENT AGREEMENTS.  Each of John Riedman and
James Riedman shall have executed and delivered to Buyer for execution employment agreements in form and substance as set forth in EXHIBITS E-1 and E-2 attached hereto.

          (h) NON-COMPETITION AGREEMENTS. Seller and each of the Shareholders shall have executed and delivered to Buyer for execution non-competition agreements in form and substance as set forth in EXHIBIT F attached hereto.

          (i) FIRPTA CERTIFICATE. Seller shall have executed and delivered to Buyer a certificate to the effect that it is not a "foreign person" pursuant to United States Treasury Regulation
1.1445-2(b).

          (j) COMPLETION OF ALL ACTIONS TO BE TAKEN BY SELLER AND THE SHAREHOLDERS. All actions to be taken by Seller and the Shareholders in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer.

          (k) COMPLETION OF DUE DILIGENCE. Buyer shall have completed its due diligence investigation with respect to Seller including, but not limited to, (i) business,

<PAGE 35>

financial, operational, customer, worker's compensation, and employee due diligence by October 22, 2000, with results satisfactory to Buyer in its sole discretion, and (ii) its legal and regulatory due diligence by November 15, 2000, with results satisfactory to Buyer in its commercially reasonable discretion, and (iii) subject to SECTION 7.1(C), its environmental and real estate due diligence by the Closing Date, with results satisfactory to Buyer in its commercially reasonable discretion.

     Section 5.18 CONDITIONS TO OBLIGATION OF SELLER AND THE SHAREHOLDERS. The obligations of Seller and the Shareholders to effect the transactions contemplated by this Agreement to occur on the Closing Date are subject to the satisfaction of the following conditions on or prior to the Closing Date, unless waived by Seller or any Shareholder:

          (a)  REPRESENTATIONS AND WARRANTIES.  The
representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Closing Date, except for such representations and inaccurate warranties as will not, singly or in the aggregate, be reasonably expected to have a material adverse effect on Buyer.

          (b) PERFORMANCE OF OBLIGATIONS BY BUYER. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) BUYER'S CLOSING CERTIFICATE. An officer of Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified in SECTIONS 5.16(A), (B) and (C) and SECTIONS 5.18(A) and (B) are satisfied.

          (d) OPINION OF BUYER'S COUNSEL. Seller shall have received from counsel to Buyer an opinion in form reasonably satisfactory to the Seller addressed to Seller and dated as of the Closing Date.

          (e) EMPLOYMENT AGREEMENTS. Buyer shall have executed and delivered to each of John Riedman and James Riedman for execution employment agreements in form and substance as set forth in EXHIBITS E-1 and E-2 attached hereto.

          (f) NON-COMPETITION AGREEMENTS. Buyer shall have executed and delivered to each of the Shareholders for execution non-competition agreements in form and substance as set forth in EXHIBIT F attached hereto.

          (g) COMPLETION OF ALL ACTIONS TAKEN BY BUYER. All actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Seller.

     Section 5.19   ADDITIONAL POST-CLOSING COVENANTS.  The
parties agree as follows with respect to the period following the
Closing:

          (a) GENERAl. Seller acknowledges and agrees that from and after the Closing Buyer shall be entitled to possession of all documents, books, records (including Tax

<PAGE 36>

records), agreements, and financial data of any sort relating to the Acquired Assets and the Business.

          (b) LITIGATION SUPPORT. If and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Acquired Assets, the Business or the obligations and liabilities assumed hereunder, the other party shall cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under ARTICLE 6 hereof).

          (c) TRANSITION. Seller shall not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, insurance carrier, or other business associate of Seller from maintaining the same business relationships with Buyer after the Closing as it maintained with Seller prior to the Closing. Seller shall attempt to refer all customer inquiries relating to the Business to Buyer from and after the Closing.

     Section 5.20   CONSENTS TO ASSIGNMENT.

          (a) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any contract, lease, license or agreement of any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof.

          (b) If any such consent is not obtained prior to the Closing, Seller and Buyer shall cooperate (at their own expense) in any lawful and reasonable arrangement under which Buyer shall obtain the economic claims, rights and benefits under the asset, claim or right with respect to which the consent has not been obtained in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Buyer and enforcement of any and all rights of Seller against the other party thereto arising out of a breach or cancellation thereof by the other party; PROVIDED, HOWEVER, that if such an arrangement is made and Buyer obtains the economic claims, rights and benefits under any such asset, claim or right, any liability, obligation or commitment of Seller arising on or after the Closing Date under such asset, claim or right shall be an assumed liability under SECTION 1.3(C).

<PAGE 37>

                 ARTICLE 6.     INDEMNIFICATION

   SECTION 6.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                     INDEMNITIES AND COVENANTS.

          (a) Subject to SECTION 6.1(B), the representations, warranties and indemnities set forth in this Agreement shall survive for a period of two (2) years from the Closing Date. If a party has received notice of a potential breach of a representation, warranty or covenant, or an otherwise indemnifiable event under this ARTICLE 6, within such two-year period, it may preserve its right to assert a later claim for damages caused by such breach by delivering written notice of the breach (which shall specify the nature of the breach with reasonable factual detail to the extent then in the possession of such party) to the breaching party within ninety (90) days after such two (2) year period.
All post-closing covenants shall survive the Closing for the period(s) specified in this Agreement or, if not specified, for a period of three (3) years following the Closing Date.

          (b) Notwithstanding anything set forth in SECTION 6.1(A), (i) the indemnification provisions of SECTION 6.2(A) shall survive for a period of one (1) year in accordance with such section,
(ii) to the extent and only to the extent that the indemnification provisions of SECTION 6.2(B)(II) apply to Adverse
Consequences that result from, arise out of, relate to, or are caused by errors or omissions which (A) occurred on or prior to December 31, 2000 and (B) result in a loss after renewal of a policy by Buyer after the Closing Date, such provisions shall survive for a period of one (1) year, rather than two (2) years, from the Closing Date, and (iii) all representations, warranties, covenants and indemnities in connection with any tax liabilities of Seller or the Shareholders shall survive in perpetuity
(subject to any applicable statutes of limitation).

     SECTION 6.2.   INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF
BUYER.

          (a) To the extent that any Diverting Employee (as defined below) diverts, prior to January 1, 2002, any line of coverage which is part of any account comprising the Purchased Book of Business, Buyer shall be paid by Seller and Shareholders (which obligations shall be joint and several) an amount equal to (i) 1.55
MULTIPLIED BY (ii) the difference of (A) the aggregate annualized policy commissions on such diverted lines of coverage MINUS (B)
$425,000.

For purposes of this Agreement, a "DIVERTING EMPLOYEE" means any person who (i) is an employee of Seller as of the date of this Agreement or becomes an employee of Seller during the period from the date of this Agreement through January 1, 2001, and (ii) either (A) does not sign Buyer's standard employment agreement or
(B) signs Buyer's standard employment agreement but nevertheless does not become employed by Buyer on January 1, 2001.

          (b) From and after the Closing, Seller and the Shareholders agree, jointly and severally, to indemnify and hold Buyer and its officers, directors, and affiliates harmless from and against any Adverse Consequences (as defined below) any of such parties may suffer or incur, to the extent that they result from, arise out of, relate to, or are caused by (i) the breach of any of

<PAGE 38>

Seller's or the Shareholders' representations, warranties, obligations or covenants contained herein, or (ii) the operation of the Business or the ownership of the Acquired Assets by Seller on or prior to the Closing Date, including, without limitation, any claims or lawsuits based on conduct of Seller or the Shareholders occurring before the Closing. For purposes of this Agreement, the phrase
"ADVERSE CONSEQUENCES" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), obligations, taxes, liens, losses, expenses, and fees, including all reasonable attorneys' fees and court costs.

       (c) In addition to and without limiting the foregoing, Seller and the Shareholders, jointly and severally, agree, from and after the Closing, to indemnify Buyer from and against the
entirety of any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

               (i) any liability or obligation of Seller that is not assumed hereunder (including any liability of Seller that becomes a liability of Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law); or

              (ii) any liability of Seller for the unpaid taxes of any person or entity (including Seller) under United States Treasury
Regulation 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

     Section 6.3 INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF SELLER AND THE SHAREHOLDERS. From and after the Closing, Buyer agrees to indemnify and hold Seller, the Shareholders and their respective officers, directors, shareholders and affiliates harmless from and against any Adverse Consequences any of such parties may suffer or incur, to the extent they result from, arise out of, relate to, or are caused by (a) the breach of any of Buyer's obligations or covenants contained herein, (b) the operation of the Business or ownership of the Acquired Assets by Buyer after the Closing Date, including, without limitation, any claims or lawsuits based on conduct of Buyer occurring after the Closing, or (c) liabilities and obligations of Seller assumed by Buyer hereunder.

     Section 6.4    MATTERS INVOLVING THIRD PARTIES.

          (a) If any third party shall notify any party (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") that may give rise to a claim for indemnification against the other party (the "INDEMNIFYING PARTY") under this ARTICLE 6, then the Indemnified Party shall promptly notify (which the Indemnified Party will endeavor to provide, by the sooner to occur of (i) fifteen (15) business days after receipt of notice by it or (ii) five (5) days prior to the date a responsive pleading is due) the Indemnifying Party thereof in writing; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) that the Indemnifying Party thereby is prejudiced.

<PAGE 39>

          (b) The Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party shall indemnify the Indemnified Party from and against the entirety of any Adverse Consequences (subject to the limitations of SECTION 6.5) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party shall have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek by way of a motion an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

          (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with SECTION 6.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, and (iii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party.

          (d) If any of the conditions in SECTION 6.4(B) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying
Party in connection therewith), (ii) the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically (but no more frequently that monthly) for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Party shall remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this ARTICLE 6.

     Section 6.5 LIMITATION ON INDEMNIFICATION. Anything in this Agreement to the contrary notwithstanding, no party shall be entitled to indemnification hereunder with respect to any claim or claims unless and until the aggregate amount of the indemnified claim or claims exceeds $100,000, provided that once such party's claims exceed $100,000 in the aggregate, such party shall be entitled to be indemnified only to the extent that such claims exceed such initial $100,000. Anything herein to the contrary notwithstanding, Adverse Consequences with respect to any breach or claim under this ARTICLE 6 (excluding any claim under Section 6.2(a)) shall be limited strictly to direct damages, out-of-pocket costs, out-of-pocket expenses and out-of-

<PAGE 40>

pocket deficiencies arising out of, based upon or otherwise in respect of such breach or claim, and shall not include any loss of profits, consequential damages or any other form of indirect damages.

     Section 6.6 EXCLUSIVE REMEDY. From and after the Closing, except for remedies that cannot be waived as a matter of law and except for injunctive relief, the rights to indemnification under this ARTICLE 6 shall be the exclusive remedy for the parties with respect to this Agreement contemplated and consummated hereby, and the parties shall not be entitled to pursue, and each hereby expressly waives as of the Closing Date, any and all other rights that may otherwise be available to either of them either at law or in equity with respect thereto. This SECTION 6.6 does not limit the remedies available to any party under any other agreement or instrument executed in connection with this Agreement. Notwithstanding the foregoing, nothing contained in this SECTION 6.6 shall prevent any party hereto from seeking and obtaining, as and to the extent permitted by applicable law, specific performance by the other party hereto of any of its obligations under this Agreement or injunctive relief against the other party's activities in breach of this Agreement.

     Section 6.7 RECOVERIES. Prior to asserting any claim pursuant to this ARTICLE 6, each Indemnified Party shall file, or cause to be filed, a claim with respect to the liabilities in question under applicable insurance policies, if any, maintained by such Indemnified Party or any subsidiary, division or affiliate thereof. The amount of any Adverse Consequences suffered, sustained, incurred or required to be paid to or for the benefit of any Indemnified Person shall be reduced by the amount of (a) any insurance proceeds and other amounts paid to or for the benefit of the Indemnified Person with respect to such Adverse Consequences by any person not a party to this Agreement or (b) any income or tax benefits actually received by or for the benefit of the Indemnified Person or any Affiliate of any Indemnified Person.

     Section 6.8 PAYMENT OF ADVERSE CONSEQUENCES. The Indemnifying Person shall pay to the Indemnified Person in cash the amount of any Adverse Consequence to which the Indemnified Person may become entitled by reason of the provisions of this
ARTICLE 6, such payment to be made within fifteen (15) days after such Adverse Consequences are finally determined either by mutual agreement of the parties hereto or pursuant to the final unappealable judgment of a court of competent jurisdiction.

                   Article 7.     Termination

     SECTION 7.1. TERMINATION OF AGREEMENT. Certain of the parties may terminate this Agreement as follows:

          (a) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (b) Buyer may terminate this Agreement by giving written notice to Seller on or before October 22, 2000, if (i) Buyer is not satisfied within its sole and absolute discretion with the results of its continuing business, financial and accounting due diligence regarding

<PAGE 41>

Seller or (ii) the Disclosure Schedules are not acceptable to Buyer in Buyer's sole discretion as provided in SECTION 5.14;

          (c) Buyer may terminate this Agreement by giving written notice to Seller (i) on or before November 15, 2000 if Buyer is not satisfied within its commercially reasonable discretion with the results of its legal and regulatory due diligence regarding Seller, and (ii) at any time prior to the Closing if Buyer is not satisfied within its commercially reasonable discretion with the results of its environmental and real estate due diligence regarding Seller; PROVIDED, HOWEVER, that if Buyer's dissatisfaction relates to its due diligence investigation of any of the Real Property, Buyer shall specify such portion(s) of the Real Property and, at Buyer's sole election, exclude such portion(s) from the conveyance of the Acquired Assets (with a corresponding reduction in the Total Purchase Price based on the allocations contained in SECTION 1.5(E)) and, also at its election, then negotiate a mutually agreeable lease for such portion(s) with Seller, in which case it shall not have a right to terminate this Agreement under such circumstances;

          (d) Seller may terminate this Agreement by giving written notice to Buyer if Buyer notifies Seller that the Disclosure Schedules are not reasonably acceptable to Buyer or that it is not satisfied with any aspect of its due diligence which allows it not to close the transactions contemplated hereunder pursuant to SECTION 7.1(B) or (C).

          (e) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (i) if Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect which would be reasonably expected to have a material adverse effect on the Acquired Assets or the Business, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or
(ii) if the Closing shall not have occurred on or before January 31, 2001 (or such later date permitted herein), by reason of the failure of any condition precedent under SECTION 5.16 hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

          (f) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) if Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (ii) if the Closing shall not have occurred on or before January 31, 2001 (or such later date permitted herein), by reason of the failure of any condition precedent under SECTION 5.17 hereof (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

     SECTION 7.2.   EFFECT OF TERMINATION.

          (a) Except as provided in SECTION 7.2(B), if any party terminates this Agreement pursuant to SECTION 7.1 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in material breach of this Agreement).


<PAGE 42>

          (b)  If Buyer terminates this Agreement pursuant to
SECTION 7.1(B) or (C) above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party of any kind except for a willful breach of a material obligation under this Agreement by Seller.

                  Article 8.     Miscellaneous

     SECTION 8.1. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (if confirmed), or mailed by registered or certified mail (return receipt requested), or overnight courier service to the parties at the following addresses or at such other address for a party as shall be specified by like notice:

               (a)  If to Buyer, to

                    Brown & Brown, Inc.
                    401 E. Jackson St., Suite 1700
                    Tampa, Florida  33601
                    Telecopy No.: (813) 222-4464
                    Attn:  Laurel Grammig

                    With a copy to:

                    Holland & Knight LLP
                    400 North Ashley Drive, Suite 2300
                    Tampa, Florida  33602
                    Telecopy No.:  (813) 229-0134
                    Attn:  Chester E. Bacheller

               (b)  If to Seller or to the Shareholder, to

                    Riedman Corporation
                    45 East Avenue
                    Rochester, New York  14604
                    Telecopy No.:  (716) 232-6179
                    Attn:     John R. Riedman

                    With a copy to:

                    Woods Oviatt Gilman, LLP
                    Suite 700
                    Two State Street
                    Rochester, New York 14614
                    Telecopy No.: (716) 454-3968
                    Attn:  Gordon E. Forth, Esq.

<PAGE 43>

Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

     SECTION 8.2. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

       SECTION 8.3. ENTIRE AGREEMENT. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

       SECTION 8.4. ASSIGNMENT. Except as contemplated in SECTION 5.4 hereof, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

       SECTION 8.5. SEVERABILITY AND INTERPRETATION. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be illegal, invalid or unenforceable, either in whole or in part, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of the remaining provisions or covenants, or any part thereof, all of which shall remain in full force and effect.
The fact that specific dollar amounts are used herein as thresholds for disclosure, indemnification obligations or otherwise is not intended to be, and shall not in any way be, interpreted to be considered a "material" amount relative to the Acquired Assets or the Business, but rather is a separate amount agreed upon by the parties for the particular purpose for which it is used.

        SECTION 8.6. ATTORNEYS' FEES AND COSTS. The prevailing party in any proceeding brought to enforce the terms of this Agreement shall be entitled to an award of reasonable attorneys' fees and costs incurred in investigating and pursuing such action, both at the trial and appellate levels.

       SECTION 8.7. GOVERNING LAW. This Agreement has been made in the State of Florida and shall be governed by and construed and enforced in accordance with internal Florida law without regard to any applicable conflicts of law.

      SECTION 8.8. AMENDMENT; WAIVER. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto. Seller may consent to any such amendment for itself at any time prior to the Closing without the prior authorization of its Board of Directors or the Shareholders. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

<PAGE 44>

      Section 8.9. INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      Section 8.10. SPECIFIC PERFORMANCE. Each of the parties acknowledges and agrees that the other party would be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

        Section 8.11 BULK TRANSFER LAWS. Seller warrants and agrees to pay and discharge when due all claims of creditors that could be asserted against Buyer by reason of non-compliance with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement, and acknowledges that such liabilities and obligations are not to be assumed by Buyer hereunder. Seller hereby indemnifies and agrees to hold Buyer harmless from, against and in respect of, and shall on demand reimburse Buyer for, any loss, liability, cost or expense suffered or incurred by Buyer by reason of the failure of Seller to pay or discharge any such claims.


                        * * * * * * * * * *


  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK - SIGNATURE PAGES
                             FOLLOW]
<PAGE 45>

     IN WITNESS WHEREOF, the parties have signed or caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                     BUYER:

                                     BROWN & BROWN, INC.


                                     By:  /S/ J. HYATT BROWN
                                     Name: J. Hyatt Brown
                                     Title:  Chairman, President & CEO

                                     SELLER:

                                     RIEDMAN CORPORATION


                                     By:  /S/ JOHN R. RIEDMAN
                                     Name:   John R. Riedman
                                     Title:  Chairman

                                     SHAREHOLDERS:


                                     /S/ JOHN R. RIEDMAN
                                    John R. Riedman, individually


                                     /S/ JAMES R. RIEDMAN
                                     James R. Riedman, individually


                                    /S/ KATHERINE GRISWOLD
                                    Katherine Griswold, individually


                                    /S/ SUSAN HOLLIDAY
                                    Susan Holliday, individually


                                    /S/ DAVID RIEDMAN
                                    David Riedman, individually


<PAGE 46>

                                    /S/ JANET RUFF
                                   Janet Ruff, individually


                                   /S/ ROBERT H. WAGNER
                                   Robert H. Wagner, as Trustee for
                                   the John R. Riedman Irrevocable Trust
                                   for James R. Riedman


                                   /S/ ROBERT H. WAGNER
                                   Robert H. Wagner, as Trustee for
                                   the John R. Riedman Irrevocable Trust
                                   for Karen Griswold


                                   /S/ ROBERT H. WAGNER
                                   Robert H. Wagner, as Trustee for
                                   the John R. Riedman Irrevocable Trust
                                   for Susan Holliday


                                   /S/ ROBERT H. WAGNER
                                   Robert H. Wagner, as Trustee for
                                   the John R. Riedman Irrevocable Trust
                                   for David Riedman

<PAGE 48>

                     EXHIBITS AND SCHEDULES

EXHIBIT A:          Form of Escrow Agreement
EXHIBIT B:          Form of Rochester Lease
EXHIBIT C:          Form of Assumption Agreement
EXHIBIT D:          Financial Statements
EXHIBIT E-1:        Form of Employment Agreement for John Riedman
EXHIBIT E-2:        Form of Employment Agreement for James Riedman
EXHIBIT F:          Form of Non-Competition Agreement

SCHEDULE 1.1(B):     Permitted Liens and Encumbrances
SCHEDULE 1.2(C)(I):  Assumed Acquisition Agreements
SCHEDULE 1.2(C)(II): Assumed Operating Expenses
SCHEDULE 1.2(C)(IV): Other Contracts and Agreements
SCHEDULE 1.2(E):     Tangible Property
SCHEDULE 1.2(F):     Real Property
SCHEDULE 1.2(G):     Tenant Agreements
SCHEDULE 1.5(A):     Recent Acquisitions and New Acquisitions
SCHEDULE 1.5(C)(I):  Corporate Department Employees Terminated By Seller
SCHEDULE 1.5(C)(II): Employee Terminations
SCHEDULE 3.4:        Consents
SCHEDULE 3.6:        Seller-Guaranteed Premium Financing for Customers
SCHEDULE 3.7:        Actions Outside Ordinary Course of Business
SCHEDULE 3.8(A):     Liens and Encumbrances; Cancellation or
                     Non-Renewal Notices; Twelve-Month Revenues of Seller by Appointed Carrier
SCHEDULE 3.8(C):     Material Contracts
SCHEDULE 3.9:        Title Exceptions
SCHEDULE 3.10:       List of Claims and Litigation of Seller
SCHEDULE 3.12:       Tax Returns and Other Tax Matters
SCHEDULE 3.14(I):    Actions Creating Errors and Omissions
SCHEDULE 3.14(II):   Errors and Omissions Claims Currently Pending or
                     Threatened
SCHEDULE 3.16:       Outstanding Powers of Attorney of Seller
SCHEDULE 3.17:       Insurance
SCHEDULE 3.19:       Employee Benefit Plans
SCHEDULE 3.20:       Material Liabilities
SCHEDULE 3.21(c):    Patents and Tradenames
SCHEDULE 3.21(d):    Licensed Intellectual Property
SCHEDULE 3.22:       Subsidiaries
SCHEDULE 4.4:        List of Claims and Litigation of Buyer